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                                                                      EXHIBIT 99

(BW) (FINISH-LINE) (FINL) FINISH LINE ANNOUNCES RESIGNATION OF JOE WOOD, EXECUTIVE VICE PRESIDENT, MERCHANDISING & MARKETING AND ANNOUNCES HIRING OF GLENN LYON AS EXECUTIVE VICE PRESIDENT, CHIEF MERCHANDISE OFFICER

Business Editors

     INDIANAPOLIS-(BUSINESS WIRE) - September 10, 2001-The Finish Line, Inc. (NASDAQ:FINL) today announced that Joe Wood has resigned his position as Executive Vice President, Merchandising & Marketing and that Glenn Lyon has joined the Company as Executive Vice President and Chief Merchandising Officer. Mr. Wood will remain with the Company on a consulting basis through the end of the Company's fiscal year.

     A 25+ year veteran of the footwear industry, Mr. Wood has lead the merchandising and marketing departments of Finish Line since 1995. During his tenure, the Company grew from a chain of 190 stores with annual sales of $192 million to 445 stores with last year's sales of $664 million.

     Mr. Alan H. Cohen (President and Chief Executive Officer) said: "Over the past six years, Joe Wood has been instrumental in the growth and success of our Company. He has built strong and talented marketing and merchandising teams and helped Finish Line become one of the top athletic specialty retailers in the nation. We thank him for his dedication and leadership and wish him and his family all the best in the future.'

     Mr. Lyon is also a retail veteran with nearly 30 years of merchandising and marketing experience with companies such a R.H. Macy & Co., Hit or Miss Stores, Inc., Ormond Shops, Inc., Modern Woman, Inc., and most recently as CEO/President of Paul Harris Stores, Inc.

     Mr. Cohen further stated: "We are excited to have a Chief Merchandise Officer with Glenn's background and abilities and look forward to his leadership as Finish Line continues its growth and development as the premier athletic specialty retailer in the malls."

     Mr. Lyon commented: "I am looking forward to joining Finish Line and taking over leadership of the strong and talented
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merchandising and marketing teams that Joe Wood has built over the last six years. I find the athletic industry exciting and challenging and look forward to working with all the great companies that have partnered with Finish Line over the last 25 years."

     Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company's inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the Company's ability to successfully execute and benefit from its repositioning plan, as described above; the inability to locate and obtain favorable lease terms for the Company's stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth, and the other risks detailed in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     The Finish Line is a specialty retailer of men's, women's and children's brand name athletic and lifestyle footwear, apparel and accessories currently operating 445 stores in 43 states.


CONTACT:  THE FINISH LINE, INC., INDIANAPOLIS
          STEVEN J. SCHNEIDER, 317-899-1022, EXTENSION 3350
          Executive Vice President - COO & CFO